ZACHARY BANCSHARES, INC. AND SUBSIDIARY




                           TABLE OF CONTENTS




President's Message................................................  2
Independent Auditor's Report.......................................  3
 Financial Statements:
   Consolidated Balance Sheets
     December 31, 1999 and 1998....................................  4
     Consolidated Statements of Income
        for the years ended December 31, 1999 and 1998.............  5
     Consolidated Statements of Changes in Stockholders'
        Equity for the years ended December 31, 1999
              and 1998.............................................  6
     Consolidated Statements of Cash Flows for the
           years ended December 31, 1999 and 1998.................. 7-8
     Notes to Consolidated Financial Statements
       December 31, 1999 and 1998.................................. 9-24
     Condensed Consolidated Balance Sheets
        December 31, 1999, 1998, 1997, 1996 and 1995...............  25
     Condensed Consolidated Statements of Income
        for the years ended December 31, 1999, 1998, 1997,
             1996, and 1995........................................  25
     Average Balance Sheets and Interest Rate Analysis
        for the years ended December 31, 1999 and 1998.............  26
     Interest Differential for the year ended December 31, 1999....  27
     Condensed Consolidated Statements of Income
      for the quarter periods in the years ended
      December 31, 1999 and 1998...................................27- 28
    Management's Discussion and Analysis
        and Results of Operation...................................29-33

    Officers.......................................................  34
    Board of Directors.............................................  34
    Bank Locations.................................................  34




                                     1

                         ZACHARY BANCSHARES, INC.



                                         March 20, 2000





     Dear Shareholders:

               Zachary Bancshares, Inc. had income of  $1,215,588  in
     1999 as compared to $1,047,660 in 1998. Our Board of Directors paid a cash dividend of $2.10 in 1999 as compared to $1.90 in 1998 and our 1999 return on average equity was 13.79%.

              The Bank's total assets increased from $83,787,719 as of December 31, 1998 to $85,295,062 as of December 31, 1999.
     Total  loans  grew  from $52,372,002 in 1998 to  $61,252,111  in
     1999.

               In 1999, we moved into our new main office building, and sold our old buildings and parking lots. As one of the few community banks left in the area, the Bank of Zachary continues to offer friendly convenient service and new products such as our 50 plus checking account and interest plus checking.

               To insure more convenience for our banking customers, we will add Internet Banking and an electronic Bill Payment System in the second quarter of 2000. In the fourth quarter, the Bank will add Statement Imaging so that you can view your statements and see copies of your canceled checks on your computer.

             In October, the Bank hired Preston L. Kennedy as a Vice President. Mr. Kennedy comes to us from another area bank where he held several titles during his 21 year association with that bank, culminating with his being named President and Chief Executive Officer in 1995. He grew up in Zachary and is an ardent supporter of community banking. Pres has served as a Director for the Community Bankers of Louisiana and for the Independent Community Bankers of America.

         I want to personally thank our directors, officers and employees for making 1999 such a good year for the Bank and especially thank our employees for their extra effort in moving to a new building, working under adverse conditions, and continuing to do a great job.

          Once again, I thank you our shareholders. Please come by and see our new building if you haven't had a chance and have a coke or cup of coffee.

                                         Sincerely,



                                         Harry S. Morris, Jr.
                                         President



                                     2


                         HANNIS T. BOURGEOIS,  LLP
                       CERTIFIED PUBLIC ACCOUNTANTS
                       2322 TREMONT DRIVE, SUITE 200
                           BATON ROUGE, LA 70809



                                        January 07, 2000

          To the Shareholders
           and Board of Directors
          Zachary Bancshares, Inc. and Subsidiary
          Zachary, Louisiana

          We have audited the accompanying Consolidated Balance Sheets of Zachary Bancshares, Inc. and Subsidiary as of December 31, 1999 and 1998, and the related Consolidated Statements of Income, Changes in Stockholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's manage ment. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presenta tion. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zachary Bancshares, Inc. and Subsidiary as of December 31, 1999 and 1998, and the results of their operations, changes in their stockholders' equity and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                Respectfully submitted,







                                     3


                  Zachary Bancshares, Inc. and Subsidiary
                        CONSOLIDATED BALANCE SHEETS
                        December 31, 1999 and 1998

                                  ASSETS
                                                    1999            1998
   Cash and Due from Banks                      $ 3,160,518     $ 2,815,507
   Interest Bearing Deposits in
     Other Institutions                              29,267       1,701,873
   Reserve Funds Sold                             1,425,000       6,175,000
   Securities Available for Sale (Amortized
     Cost of $15,876,106 and $17,563,961)        15,432,869      17,572,539

   Loans                                         61,252,111      52,372,002
        Less: Allowance for Loan Losses            (965,384)       (858,856)
                                                 60,286,727      51,513,146
   Bank Premises and Equipment                    4,156,820       3,067,869
   Other Real Estate                                     44         191,592
   Accrued Interest Receivable                      501,863         518,258
   Other Assets                                     301,954         231,935

           Total Assets                         $85,295,062     $83,787,719
                                LIABILITIES
  Deposits
    Noninterest Bearing                         $17,848,229     $17,636,206
    Interest Bearing                             55,717,622      56,814,190
                                                 73,565,851      74,450,396
    Borrowed Funds                                2,000,000            -
    Accrued Interest Payable                        194,329         231,360
    Other Liabilities                               121,433         203,202
                   Total Liabilities             75,881,613      74,884,958

                           STOCKHOLDERS' EQUITY
    Common Stock - $10 par value;
       authorized 2,000,000 shares;
       issued 216,000 shares                      2,160,000       2,160,000
    Surplus                                       1,480,000       1,480,000
    Retained Earnings                             6,512,646       5,703,759
    Accumulated Other Comprehensive Income         (292,537)          5,662
    Treasury Stock - 22,333 Shares, at Cost        (446,660)       (446,660)
       Total Stockholders' Equity                 9,413,449       8,902,761

       Total Liabilities and Stockholders'
                     Equity                     $85,295,062     $83,787,719



The accompanying notes are an integral part of these financial statements
                                     4


                     Zachary Bancshares, Inc. and Subsidiary
                     CONSOLIDATED STATEMENTS OF INCOME
                 for the years ended December 31, 1999 and 1998
                                             1999         1998
Interest Income:
      Interest and Fees on Loans          $5,151,434   $4,450,667
      Interest on Securities                1,032,582   1,352,543
      Other Interest Income                   246,444     288,461
          Total Interest Income             6,430,460   6,091,671
    Interest Expense:
      Interest Expense on Deposits          2,257,709   2,324,265
      Interest Expense on Borrowings           24,130         681
          Total Interest Expense            2,281,839   2,324,946

           Net Interest Income              4,148,621   3,766,725

    Provision for Loan Losses                 180,000     190,565

          Net Interest Income after
             Provision for Loan Losses      3,968,621   3,576,160

    Other Income:
      Service Charges on Deposit Accounts     524,072     497,413
      Gain on Sales of Premises & Equipment   381,137         -
      Loss on Securities                     (104,783)        -
      Other Operating Income                  154,042     167,651

          Total Other Income                  954,468     665,064

           Income before Other Expenses     4,923,089   4,241,224

    Other Expenses:
      Salaries and Employee Benefits        1,643,378   1,485,386
      Occupancy Expense                       250,463     185,397
      Net Other Real Estate Expense            45,075      12,366
      Other Operating Expenses              1,116,546     973,973

          Total Other Expenses              3,055,462   2,657,122

          Income before Income Taxes        1,867,627   1,584,102
     Applicable Income Tax                    652,039     536,442
              Net Income                   $1,215,588  $1,047,660

    Per Share
          Net Income                       $     6.28  $     5.41

          Cash Dividends                   $     2.10  $     1.90


The accompanying notes are an integral part of these financial statements.

                                     5


                  Zachary Bancshares, Inc. and Subsidiary

        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              for the years ended December 31, 1999 and 1998
                                              ACCUMULATED
                                                 OTHER               TOTAL
                COMMON            RETAINED  COMPREHENSIVE TREASURY STOCKHOLDERS'
                STOCK    SURPLUS    EARNINGS     INCOME     STOCK    EQUITY
Balances,
January 1, 1998$2,160,000 $1,480,000$5,024,066 $(2,671) $(446,660) $8,214,735

Comprehensive Income:
Net Income                           1,047,660                      1,047,660
 Change in Unrealized
    Gain (Loss) on Securities
    Available for Sale                            8,333                 8,333
 Less:  Reclassification
    Adjustment                                      -                     -
 Total Comprehensive
    Income                                                          1,055,993

                                      (367,967)                      (367,967)

Balances,
December 31,1998 $2,160,000 $1,480,000 $5,703,759 $  5,662 $(446,660)$8,902,761
Comprehensive Income:
  Net Income                            1,215,588                     1,215,588
  Change in Unrealized
    Gain (Loss) on Securities
    Available for Sale                            (402,982)            (402,982)
  Less:  Reclassification
    Adjustment                                     104,783              104,783
      Total Comprehensive
        Income                                                          917,389

Cash Dividends                          (406,701)                      (406,701)

Balances,
December 31 1999$2,160,000 $1,480,000 $6,512,646 $(292,537)$(446,660)$9,413,449


The accompanying notes are an integral part of these financial statements.



                                     6

                  Zachary Bancshares, Inc. and Subsidiary
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1999 and 1998



                                                       1999        1998
Cash Flows From Operating Activities:

 Net Income                                       $ 1,215,588   $1,047,660

 Adjustments to Reconcile Net Income to
  Net Cash Provided by Operating Activities:
  Deferred Tax Benefit                               (88,900)     (27,678)
  Provision for Loan Losses                          180,000      190,565
  Provision for Depreciation and Amortization        277,369      202,714
  Stock Dividends on Federal Home Loan Bank Stock    (18,400)     (17,500)
  Net Amortization (Accretion )Securities  Discounts  22,796       (2,335)
  Charge Off of Other Real Estate                     92,613          -
  Gain on Sale of Other Real Estate                  (49,158)         -
  Gain on Sales of Bank Premises & Equipment        (381,137)         -
  Loss on Sale of Securities                         104,783          -
  Decrease in Accrued  Interest Receivable            16,395       40,243
  (Increase) Decrease in Other Assets                135,682     (162,796)
  Increase (Decrease) in Accrued Interest Payable    (37,031)      43,172
  Increase (Decrease) in Other Liabilities           (44,953)       4,622

Net Cash Provided by Operating Activities          1,425,647    1,318,667

Cash Flows From Investing Activities:

  Net (Increase) Decrease in Reserve Funds Sold    4,750,000   (4,475,000)
  Purchases of Securities Available for Sale     (13,371,824)    (885,998)
  Maturities or Calls of Securities
    Available for Sale                            10,500,000    5,500,000
  Principal Payments on Mortgage Backed Securities 2,815,820    3,466,034
  Net (Increase) in Loans                         (8,953,581)  (6,334,008)
  Purchases of Premises and Equipment             (1,559,183)  (1,576,696)
  Proceeds from Sales of Other Real Estate           148,093       25,809
  Proceeds from Sale of Bank Premises & Equipment    574,000          -
  Proceeds from Sales of Securities
    Available For Sale                             1,897,179          -
  Purchase of Other Equity Securities               (262,500)         -

Net Cash Used in Investing Activities             (3,461,996)  (4,279,859)



                                 (CONTINUED)

                                      7
                  Zachary Bancshares, Inc. and Subsidiary
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (CONTINUED)
               for the years ended December 31, 1999 and 1998


                                                    1999            1998
Cash Flows From Financing Activities:
 Increase in Borrowed Funds                       2,000,000           -
 Net Increase in Demand Deposits, NOW Accounts
   and Savings Accounts                             599,871       4,394,721
 Net Increase in Certificates of Deposit         (1,484,416)        874,903
 Cash Dividends                                    (406,701)       (367,967)
Net Cash Provided by Financing Activities           708,754       4,901,657

 Increase (Decrease) in Cash and Interest
   Bearing Deposits                              (1,327,595)      1,940,465

 Cash and Interest Bearing
   Deposits -Beginning of Year                    4,517,380       2,576,915

 Cash and Interest Bearing
   Deposits-End of Year                         $ 3,189,785     $ 4,517,380

Supplemental Disclosures of Cash Flow Information:
  Noncash Investing Activities:
  Change in Unrealized Gain or (Loss)
   on Securities Available for Sale             $  (451,816)    $    12,626

  Change in Deferred Tax Effect on
   Unrealized Gain or (Loss) on Securities
               Available for Sale               $   153,617     $    (4,293)

  Cash Payments for:
    Interest Paid on Deposits                   $ 2,318,870     $  2,281,093

    Income Tax Payments                         $   735,000     $    549,500


The accompanying notes are an integral part of these financial statements.




                                        8

                    Zachary Bancshares, Inc. and  Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998

Note A - Summary of Significant Accounting Policies -

     The accounting principles followed by Zachary Bancshares, Inc. and its wholly-owned Subsidiary, Bank of Zachary, are those which are generally practiced within the banking industry. The methods of applying those prin ciples conform with generally accepted accounting principles and have been applied on a consistent basis. The principles, which significantly affect the determination of financial position, results of operations, changes in stock holders' equity and cash flows are summarized below.

Principles of Consolidation
    The consolidated financial statements include the accounts of Zachary Bancshares, Inc. (the Company), and its wholly-owned subsidiary, Bank of Zachary (the Bank). All material intercompany accounts and transactions have been eliminated. Certain reclassifications to previously published financial statements have been made to comply with current reporting requirements.

Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains indepen dent appraisals for significant collateral.

    The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

    While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional

                                     9

losses based on their judgments about information available to them at the time
of their  examination.   Because of these factors, it is reasonably possible
that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Securities

    Securities classified as held to maturity are those debt securities that the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. Securities classified as trading are those securities held for resale in anticipation of short-term market movements. The Bank had no securities classified as held to maturity or trading at December 31, 1999 or 1998.

    Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stock holders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Loans
    Loans are stated at principal amounts outstanding,less the allowance for loan losses. Interest on commercial and individual loans is accrued daily based on the principal outstanding.

    Generally, the Bank discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. When a loan is placed on non-accrual status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. Interest income is subsequently recognized only to the extent cash payments are received. The Bank classifies loans as impaired if, based on current infor mation and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of the expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent.

Allowance for Loan Losses

    The allowance for loan losses is maintained at a level which in manage ment's judgment is adequate to absorb credit losses inherent in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory

     10

agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrowers; and other judgmental
factors.   Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

    The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collecti bility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

Bank Premises and Equipment
    Bank premises and equipment are stated at cost less accumulated deprecia tion. Depreciation is provided at rates based upon estimated useful service lives using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting.

    The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in current operations.

    Expenditures for maintenance and repairs are charged to operations as incurred. Cost of major additions and improvements are capitalized.

Other Real Estate
    Other real estate is comprised of properties acquired through foreclosure or negotiated settlement. The carrying value of these properties is lower of cost or fair value, minus estimated costs to sell. Loan losses arising from the acquisition of these properties are charged against the allowance for loan losses. Any subsequent market reductions required are charged to Net Other Real Estate Expense. Revenues and expenses associated with maintaining or disposing of foreclosed properties are recorded during the period in which they are incurred.

Income Taxes

    The provision for income taxes is based on income as reported in the financial statements. Also certain items of income and expenses are recognized in different time periods for financial statement purposes than for income taxes purposes. Thus provisions for deferred taxes are recorded in recognition of such timing differences.

    Deferred taxes are provided utilizing a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are


                                      11

reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will
not be realized.   Deferred tax assets and liabilities are adjusted for the
effects of changes in tax laws and rates on the date of enactment.

     The corporation and its subsidiary file a consolidated federal income tax return. In addition, state income tax returns are filed individually by the Company in accordance with state statutes.

Earnings per Common Share

    Basic EPS is computed by dividing income applicable to common shares by the weighted average shares outstanding; no dilution for any potentially convertible shares is included in the calculation. Diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. At December 31, 1999, the Company had no convertible shares or other contracts to issue common stock. The weighted average number of shares of common stock used to calculate basic EPS was 193,667 for the years ended December 31, 1999 and 1998, respectively.

Statements of Cash Flows

    For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and amounts due from banks. Comprehensive Income The Financial Accounting Standards Board (FASB) issued Statement No. 130 "Reporting Comprehen sive Income." which became effective for fiscal years beginning after December 15, 1997. This statement established standards for the reporting and display of comprehensive income and its components, which are revenues, expenses, gains, and losses that under GAAP are included in comprehensive income but excluded from net income. The Company adopted this statement in 1998. The components of comprehensive income are disclosed in the Statements of Changes in Stock holder's Equity for all periods presented.

Current Accounting Developments

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. SFAS No. 131 requires that financial information be reported on the same basis that it is reported internally for evaluating segment performance and allocating resources to segments. The adoption of this statement had no effect on the financial statements as of December 31, 1999.

    In February 1998, the FASB issued Statement No. 132, "Employers' Dis
closures about Pensions and Other Postretirement Benefits.   FASB Statement
No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of


                                     12

those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits. The adoption of this statement in 1999 had no material impact on the Company's financial position or results of operations.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The provisions of this statement were effective for the Company's year end December 31, 1999. The adoption of this statement had no effect on the Company's fnancial position or results of operations.

Note B - Cash and Due from Banks -

    The Bank is required by federal law to maintain cash reserve balances.
The average cash balance required for 1999 and 1998 was $719,000 and $616,000, respectively.

Note C - Securities -

    Amortized cost amounts and fair values of securities available for sale at December 31, 1999 and 1998 are summarized as follows:

                                               1999
                                      GROSS          GROSS
                       AMORTIZED    UNREALIZED     UNREALIZED     FAIR
                          COST         GAINS         LOSSES       VALUE
Securities of Other
  U.S. Government
   Agencies          $10,011,502    $    -       $(406,902)    $9,604,600
Mortgage-Backed
  Securities           5,000,739         2,538     (35,664)     4,967,613
Collateralized Mortgage
  Obligations            250,865         -          (3,209)       247,656
Equity Securities        613,000         -           -            613,000

     Total           $15,876,106    $    2,538   $(445,775)   $15,432,869


                                               1998
                                       GROSS          GROSS
                       AMORTIZED    UNREALIZED     UNREALIZED     FAIR
                         COST         GAINS          LOSSES       VALUE
Securities of Other
  U.S. Government
  Agencies            $ 9,011,142    $   61,958   $   -        $ 9,073,100
Mortgage-Backed
  Securities            4,625,166        43,356      (2,931)     4,665,591
Collaterized Mortgage
  Obligations           3,595,553           -        (93,805)    3,501,748
Equity Securities         332,100          -          -            332,100

     Total            $17,563,961    $  105,314   $ (96,736)   $17,572,539



                                    13
      The amortized cost and fair values of securities available for sale as of December 31, 1999 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities and collateralized mortgage obligations because the mort gages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the matu rity categories in the following maturity summary.

                                      AMORTIZED        FAIR
                                        COST           VALUE
        Within One Year            $   498,511     $  498,300
        One to Five Years            3,499,196      3,393,400
        Five to Ten Years            6,013,795      5,712,900
                                   $10,011,502     $9,604,600

      Securities available for sale with a fair value of $14,477,426 and $15,462,474 at December 31, 1999 and 1998, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

      The Company has invested in Federal Home Loan Bank Stock, which is included in Equity Securities and is reflected at the lower of cost or market in these financial statements. The Bank is required to hold these securities in order to have access to the funding products offered by the FHLB. The cost of these securities was $350,500 with no unrealized gains or loss at December 31, 1999. The Bank has purchased securities issued by First National Bankers Bankshares, Inc. The cost of these securities was $262,500 which approximates the market value at December 31, 1999.

     Gross realized gains and losses from the sale of securities for the years ended December 31, 1999 and 1998 are as follows:


                                          1999           1998

        Realized Gains               $   -           $    -
        Realized Losses               (104,783)           -
                                     $(104,783)      $    -

Note D - Loans -

    An analysis of the loan portfolio at December 31, 1999 and 1998, is as follows:

                                        1999      % of         1998      %  of
                                      Balances    Loans      Balances    Loans

  Real Estate Loans - Construction $ 9,462,680   15.45%   $ 5,086,020    9.71%
  Real Estate Loans - Mortgage      30,093,732   49.13     26,824,063   51.22
  Loans to Farmers                      34,653     .06         63,370     .12
  Commercial and Industrial Loans   17,715,666   28.92     17,142,525   32.73
  Loans to Individuals               3,740,770    6.11      3,127,188    5.97
  All Other Loans                      204,610     .33        128,836     .25

                  Total Loans      $61,252,111  100.00%   $52,372,002  100.00%



                                    14
       The Bank had non-performing loans on a non-accrual basis totaling $223,147 and $126,829 at December 31, 1999 and 1998, respectively. The Bank recognized $4,407 and $4,455 in interest income relating to these loans during the years ended December 31, 1999 and 1998. Had the loans been performing, approximately $8,892 and $5,811 of additional interest income would have been recognized for the years ended December 31, 1999 and 1998. Loans contractually past due 90 days or more, in addition to loans on non-accrual, were $138,713 and $26,631 at December 31, 1999 and 1998, respectively. The Company has no impaired loans at December 31, 1999, in accordance with SFAS No. 114.

       The Bank is permitted under the laws of the State of Louisiana to make extensions of credit to its executive officers, directors and their affiliates in the ordinary course of business. The amount of these loans was $498,540 and $540,254 at December 31, 1999 and 1998,
 respectively. An analysis of the aggregate of these loans for 1999, is as follows:


      Balance - Beginning of Year               $ 540,254
      New Loans                                    92,915
      Repayments                                 (134,629)
      Balance - End of Year                    $  498,540

Note E - Allowance for Loan Losses -

    Following is a summary of the activity in the allowance for loan losses:

                                              1999           1998
     Balance - Beginning of Year          $  858,856     $  771,850
     Current Provision from Income           180,000        190,565
     Recoveries of Amounts Previously
       Charged Off                            35,424         46,281
     Amounts Charged Off                    (108,896)      (149,840)
     Balance - End of Year                 $ 965,384      $ 858,856

Ratio of Reserve for Possible Loan Losses to
  Non-Performing Loans at End of Year         432.62%        677.18%
  Ratio of Reserve for Possible Loan Losses
    to Loans Outstanding at End of Year         1.58%          1.64%
  Ratio of Net Loans Charged Off to Average
    Loans Outstanding for the year               .13%           .21%



                                    15

Note F - Bank Premises and Equipment -

    Bank premises and equipment costs and the related accumulated depreciation at December 31, 1999 and 1998, are as follows:

                                                ACCUMULATED
                                 ASSET COST    DEPRECIATION         NET
   December 31, 1999:
    Land                        $  399,703    $   -              $  399,703
    Bank Premises                2,965,458       163,376          2,802,082
    Furniture and Equipment      2,035,351     1,080,316            955,035
                                $5,400,512    $1,243,692         $4,156,820
   December 31, 1998:
    Land                        $  450,908    $   -              $  450,908
    Bank Premises                  743,265       492,410            250,855
    Furniture and Equipment      1,687,232     1,097,050            590,182
    Construction in Progress     1,775,924        -               1,775,924
                                $4,657,329    $1,589,460         $3,067,869

           The provision for depreciation charged to operating expenses was $277,369 and $202,714, respectively, for the years ended December 31, 1999 and 1998. The construction in progress amount in 1998 represented the cost to date of the new main office facility. This facility was completed in the second quarter of 1999 at a total cost of $3,239,041 including furniture and equipment.

  Note G - Deposits -

         Following is a detail of deposits:
                                              1999          1998
    Demand Deposit Accounts                $17,848,229   $17,636,206
    NOW and Super NOW Accounts              12,298,314    11,489,734
    Money Market Accounts                    3,232,272     3,987,876
    Savings Accounts                         8,824,606     8,489,733
    Certificates of Deposit Over $100,000   14,055,936    15,716,515
    Certificates of Deposit                 17,306,494    17,130,332
                                           $73,565,851   $74,450,396

       Following is a detail of certificate of deposit maturities as of December 31, 1999:

    December 31, 2000                 $26,953,296
    December 31, 2001                   2,541,063
    December 31, 2002                     443,768
    December 31, 2003                     928,352
    December 31, 2004 & After             495,951
      Total Certificates of Deposit   $31,362,430



                                    16
      Interest expense on certificates of deposit over $100,000 for the years ended December 31, 1999 and 1998, amounted to $777,952 and $904,665, respectively.

       Public fund deposits at December 31, 1999 and 1998, were $10,466,810 and $13,437,325, respectively.

Note H - Stockholders' Equity and Regulatory Matters -

      Stockholders' Equity of the Company includes the undistributed earnings of the Bank. Dividends are paid by the Company from its assets, which are provided primarily by dividends from the Bank. Dividends are payable only out of retained earnings and current earnings of the Company.

      Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. Louisiana statutes require approval to pay dividends in excess of a state bank's earnings in the current year plus retained net profits for the preceding year. As of January 1, 2000, the Bank had retained earnings of $7,057,443 of which $1,443,291 was available for distribution without prior regulatory approval.

      The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Company's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines involving quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The
 Company and the Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios. As detailed below, as of December 31, 1999 and 1998, the Company met all of the capital requirements to which it is subject.


      As of December 31, 1999 and 1998, the Company was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the most recent notification that management believes have changed the prompt corrective action category.














                                    17
     Following is a summary of capital levels at December 31, 1999 and 1998:

                                                            TO BE WELL
                                                         CAPITALIZED UNDER
                          ACTUAL   REQUIRED FOR CAPITAL  PROMPT CORRECTIVE
                          RATIOS    ADEQUACY PURPOSES    ACTION PROVISIONS
   As of December 31,
         1999:
   Total Capital (to
     Risk-Weighted
     Assets)              17.82%          8.00%               10.00%

   Tier I Capital(to
    Risk-Weighted
    Assets)               16.57%          4.00%                6.00%

  Tier I Leveraged
    Capital (to
    Average Assets)       10.79%          4.00%                5.00%


                                                          TO BE WELL
                                                       CAPITALIZED UNDER
                        ACTUAL REQUIRED FOR CAPITAL PROMPT CORRECTIVE RATIOS ADEQUACY PURPOSES ACTION PROVISIONS

   As of December 31,
     1998:

   Total Capital(to
     Risk-Weighted
     Assets)              18.12%          8.00%               10.00%

   Tier I Capital(to
     Risk-Weighted
     Assets)              16.87%          4.00%                6.00%

   Tier I Leveraged
     Capital(to
       Average Assets)     10.42%          4.00%                5.00%

         Under current regulations, the Bank is limited in the amount it may loan to its Parent. Loans to the Parent may not exceed 10% of the Bank's capital and surplus. There were no loans outstanding at December 31, 1999 and 1998.

  Note I - Employee Benefit Plans -

         The Bank of Zachary has two plans which provide employee retirement benefits. The Bank has a defined contribution Profit Shar ing 401K Plan Trust and a Money Purchase Retirement Plan. Each year the Board of Directors of the Bank determines the total contribution to be made to the plans. This contribution is then allocated to the components of the retirement plans in order to obtain the maximum benefit for all employees. No contribution is required by eligible participants.

                                    18
        The Profit Sharing 401K Plan includes two components. The 401K component allows eligible employees to voluntarily contribute 1% to 15% of gross pay to the plan. The Bank matched one half of the employee's contribution to a maximum of 7% of gross pay in 1999 and 1998. The profit sharing component of this plan receives an additional allocation as determined by the Board of Directors.

         In December 1998, the Bank implemented a Money Purchase Retirement Plan, to which the Bank makes a contribution of 3% of pay for each eligible employee. This plan is funded from Bank contributions prior to funding the Profit Sharing Plan.

               The contributions charged to retirement expense for the plans in 1999 and 1998 are shown below:


                                          1999             1998

        401K Bank Match                  $32,875          $29,740
        Profit Sharing Contribution       26,276           20,760
        Money Purchase Plan Contribution  36,849           34,500
              Total Retirement Expense   $96,000          $85,000

  Note J - Other Operating Expenses -

         An  analysis of Other Operating  Expenses for the years   ended
  December 31, 1999 and 1998, is as follows:

                                           1999           1998
      Data Processing                  $   36,154      $  33,496
      Computer and Office Expenses        362,894        310,841
      Professional Fees                   183,102        173,378
      Other                               534,396        456,258
                                       $1,116,546      $ 973,973



Note K - Income Tax -

      The total provision for income taxes charged to income amounted to $652,039 and $536,442 for 1999 and 1998, respectively. The provi sions represent effective tax rates of 34% in 1999 and 1998.

      Following is a reconciliation between income tax expense  based on the federal statutory tax rates and income taxes reported in the statements of income.
                                              1999              1998
      Income Taxes Based on Statutory
        Rate - 34% in 1999 and 1998        $  634,993         $ 538,595
      Other - Net                              17,046            (2,153)
                                           $  652,039         $ 536,442


                                    19

The components of consolidated income tax expense are:

    Provision for Current Taxes        $ 740,939          $ 564,120
    Provision(Credit)for
     Deferred Taxes                     (88,900)            (27,678)
                                      $ 652,039           $ 536,442

      A deferred income tax asset of $205,701 is included in other assets at December 31, 1999 and a deferred income tax liability of $36,817 is included in other liabilities at December 31, 1998.



  The deferred tax provision consists of the following timing differ ences:

                                           1999              1998
  Accumulated Depreciation for Tax
   Reporting in Excess of Amount
   for Financial Reporting              $ (4,830)         $ 24,228

  Provision for Loan Losses
   for Financial Reporting in
   Excess of Amount for Tax              (37,070)          (43,745)

  Accretion Income for Tax Reporting in
    Excess of Financial Reporting        (17,300)           (6,045)

  Hospitalization Expense for Financial
    Reporting in Excess of Amount for
    Tax Reporting                        (13,300)           (2,116)
  Write Down of Other Real Estate for
    Financial reporting purposes in
    Excess of amount of tax reporting
    Purposes                              (28,600)              -

  FHLB Dividends for financial reporting
    Purposes in excess of the amount for
    Tax reporting purposes                 12,200               -

                                         $(88,900)         $(27,678)

      The net deferred tax liability consist of the following components at December 31, 1999 and 1998:
                                            1999              1998
  Depreciatio  n                         $(64,500)         $(69,330)
  Provision for Loan Losses                74,700            37,630
  Accretion Income                         (3,000)          (20,300)
  Self-Insured Hospitalization Plan        31,400            18,100
  Write Down of Other Real Estate          28,600               -
  FHLB Stock Dividends                    (12,200)              -
  Unrealized (Gain) Loss on Securities
         Available for Sale               150,701            (2,917)
Total Deferred Tax Asset (Liability)     $205,701          $(36,817)



                                    20

Note L - Off-Balance-Sheet Instruments -

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commit ments to extend credit and letters of credit. These instruments in volve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

    In  the normal course of business the Bank has made commitments
to extend  credit of $8,281,479 and $8,519,300 as of  December   31,
1999 and 1998, respectively. Commitments as of December 31, 1999 include unfunded loan commitments aggregating $8,212,679 and letters of credit of $ 68,800. Commitments as of December 31, 1998 include unfunded loan commitments totaling $8,387,000 and letters of credit of $132,300.

    The Bank has three lines of credit available as of December 31, 1999 to assist in the management of short-term liquidity. One line is with its correspondent bank and totals $2,100,000. The second is with the Federal Home Loan Bank of Dallas and totals $10,858,426. Funds advanced on this line are secured by 1-4 family mortgage loans. The third line available is through the Federal Reserve Discount Window for up to $5,434,614. This line is also secured by 1-4 family mortgage loans. At December 31, 1999, $2,000,000 was drawn on the Federal Home Loan Bank as part of the Bank's Y2K liquidity preparations. This advance matures in January of 2000.

Note M - Fair Value of Financial Instruments -

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash  and  Short-Term  Investments  -  For  those  short-term
instruments,   the carrying amount is a reasonable estimate  of  fair
value.

     Securities - Fair value of securities held to maturity and avail able for sale is based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans - The fair value for loans is estimated using discounted cash flow analyses, with interest rates currently being offered for similar loans to borrowers with similar credit rates. Loans with similar classifications are aggregated for purposes of the calculations. The allowance for loan loss, which was used to measure the credit risk, is subtracted from loans.

     Deposits - The fair value of demand deposits, savings account, and certain money market deposits is the amount payable at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analyses, with interest rates currently offered for deposits of similar remaining maturities.



                                    21

     Commitments to Extend Credit and Standby Letters of Credit - The fair values of commitments to extend credit and standby letters of credit do not differ significantly from the commitment amount and are therefore omitted from this disclosure.


     The estimated approximate fair values of the Bank's financial instruments as of December 31, 1999 and 1998 are as follows:

                                                    1999
                                        CARRYING          FAIR
                                         AMOUNT           VALUE
   Financial Assets:

     Cash and Short-Term Investments   $ 4,614,785       $ 4,614,785
     Securities                         15,432,869        15,432,869
     Loans-Net                          60,286,727        59,167,727
                                       $80,334,381       $79,215,381

    Financial Liabilities:
     Deposit                           $73,565,851       $71,374,851
     Borrowed Funds                      2,000,000         1,995,000
                                       $75,565,851       $73,369,851

                                                    1998
                                        CARRYING             FAIR
                                          AMOUNT             VALUE
    Financial Assets:

     Cash and Short-Term Investments   $10,692,380       $10,692,380
     Securities                         17,572,539        17,572,539
     Loans-Net                          51,513,146        51,366,000
                                       $79,778,065       $79,630,919
    Financial Liabilities:
     Deposits                          $74,450,396       $72,889,000

Note N - Concentrations of Credit -

    The majority of the Bank's business activities are with customers in the Bank's market area, which consists primarily of East Baton Rouge and adjacent parishes. The majority of such customers are depositors of the Bank. The concentrations of credit by type of loan are shown in Note D. Most of the Bank's credits are to individuals and small businesses secured by real estate. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $1,000,000.

Note O - Commitments and Contingencies -

    In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management and counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.


                                    22

Note P - Financial Information - Parent Company Only -

    The financial statements for Zachary Bancshares, Inc. (Parent
Company) are presented below:
                              BALANCE SHEETS

                        December 31, 1999 and 1998

                                                 1999            1998
  Assets:

     Cash                                     $  448,543   $  412,816
     Investment in Subsidiary                  8,964,906    8,489,945
     Other Assets                                  4,129       27,678

        Total Assets                          $9,417,578   $8,930,439

  Liabilities:

     Income Tax Payable                       $    4,129   $   27,678
     Due to Subsidiary                               -            -
         Total Liabilities                    $    4,129   $   27,678

  Stockholders' Equity:

     Common Stock                             $2,160,000   $2,160,000
     Surplus                                   1,480,000    1,480,000
     Retained Earnings                         6,220,109    5,709,421
     Treasury Stock                             (446,660)    (446,660)
         Total Stockholders' Equity           $9,413,449   $8,902,761
  Total Liabilities and Stockholders'
         Equity                               $9,417,578   $8,930,439


                           STATEMENTS OF INCOME

             for the years ended December 31, 1999 and 1998

                                                  1999            1998
  Income:
     Dividend from Subsidiary                 $  450,000    $  384,300

  Expenses:
     Operating Expenses                           10,601        11,228
  Income before Equity in Undistributed
     Net Income of Subsidiary                    439,399       373,072

  Equity in Undistributed Net Income
    of Subsidiary                                773,160       670,130

        Net Income before Income Taxes         1,212,559     1,043,202

  Applicable Income Tax Expense (Benefit)         (3,029)       (4,458)

        Net Income                            $1,215,588    $1,047,660



                                    23

                         STATEMENTS OF CASH FLOWS

              for the years ended December 31, 1999 and 1998


                                                      1999        1998
  Cash Flows From Operating Activities:

   Net Inco   me                                   $1,215,588  $1,047,660
   Adjustments to Reconcile Net Income to
     Net Cash Provided by Operating Activities:
          Equity in Undistributed Net Income
            of Subsidiary                            (773,160)   (670,130)
          (Increase) Decrease in Other Assets          23,549     (27,678)
  Decrease in Due to Subsidiary                           -       (20,620)
      Increase in Income Tax Payable                  (23,549)     21,619
  Net Cash Provided by Operating Activities           442,428     350,851

  Cash Flows From Financing Activities:

    Dividends Paid                                   (406,701)   (367,967)
  Net Cash Used in Financing Activities              (406,701)   (367,967)

  Net Increase (Decrease) in Cash                      35,727     (17,116)

  Cash - Beginning of Year                            412,816      429,932

  Cash - End of Year                               $  448,543   $  412,816














                                    24

                  Zachary Bancshares, Inc. and Subsidiary
                   CONDENSED CONSOLIDATED BALANCE SHEETS
               December 31, 1999, 1998, 1997, 1996 and 1995

                                  ASSETS
                      1999        1998        1997         1996        1995
Cash and Due
  from Banks     $ 3,189,785 $ 4,517,380  $ 2,576,915  $ 3,766,270 $ 2,413,042
Securities        16,857,869  23,747,539   27,320,114   33,378,819  32,774,648
Loans             60,286,727  51,513,146   45,369,723   36,439,826  29,607,051
Other Assets       4,960,681   4,009,654    2,538,928    2,442,512   2,075,694
  Total Assets   $85,295,062 $83,787,719  $77,805,680  $76,027,427 $66,870,435

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits         $73,565,851 $74,450,396  $69,180,772  $68,169,269 $59,356,525
Borrowed Funds     2,000,000      -            -            -           -
Other Liabilities    315,762     434,562      410,173      246,282     346,503
Stockholders'
  Equity           9,413,449   8,902,761    8,214,735    7,611,876   7,167,407
Total Liabilities
 and Stockholders'
  Equity         $85,295,062 $83,787,719  $77,805,680  $76,027,427 $66,870,435

Selected Ratios:
Loans to Assets       70.68%      61.48%       58.31%       47.93%      44.27%
Loans to Deposits     81.95%      69.19%       65.58%       53.45%      49.88%
Deposits to Assets    86.25%      88.86%       88.91%       89.66%      88.76%
Equity to Assets      11.04%      10.63%       10.56%       10.01%      10.72%
Return on Avg Assets   1.42%       1.29%        1.23%        1.11%       1.14%
Return on Avg Equity  13.79%      12.71%       11.71%       11.50%      12.13%

                CONDENSED CONSOLIDATED STATEMENTS OF INCOME for the years ended December 31, 1999, 1998, 1997, 1996 and 1995

                      1999        1998         1997         1996        1995
Interest Income   $ 6,430,460 $ 6,091,671  $ 5,472,682  $ 5,119,871 $4,684,130
Interest Expense    2,281,839   2,324,946    2,148,247    2,126,280  1,826,859
Net Interest Income 4,148,621   3,766,725    3,324,435    2,993,591  2,857,271
Provision (Credit)
  for Loan Losses     180,000     190,565       30,854         -       (77,374)
Net Interest after
 Provision for
  Loan Losses       3,968,621   3,576,160    3,293,581    2,993,591  2,934,645
Other Income          954,468     665,064      658,468      600,993    542,664
Other Expenses      3,055,462   2,657,122    2,555,235    2,362,389  2,326,014
Income before
  Income Taxes      1,867,627   1,584,102    1,396,814    1,232,195  1,151,295
Applicable Income
  Tax Expense         652,039     536,442      469,412      412,869    385,512

   Net Income     $ 1,215,588  $1,047,660   $  927,402  $   819,326  $ 765,783

Per Share:
  Net Income      $      6.28  $     5.41   $     4.79  $      4.23  $    3.95
  Cash Dividends  $      2.10  $     1.90   $     1.75  $      1.65  $    1.50
  Book Value -
    End of Year   $     48.61  $    45.97   $    42.42  $     39.30  $   37.01
                                                                         2
                                       25

                  Zachary Bancshares, Inc. and Subsidiary
          AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS for the years ended December 31, 1999 and 1998

                                    1999                        1998
                                  INTEREST   AVERAGE          INTEREST   AVERAGE
                       AVERAGE     INCOME/    YIELD/  AVERAGE  INCOME/    YIELD/
                       BALANCE     EXPENSE     RATE   BALANCE  EXPENSE    RATE
ASSETS
Interest Earning Deposits
 and Reservse Funds  $ 5,053,389  $  246,444  4.88% $ 5,474,365 $  288,461 5.27%
Securities:
 Taxable              17,111,116   1,032,582   6.03  22,013,923  1,352,543 6.14
Loans                 56,988,909   5,151,434   9.04  48,987,560  4,450,667 9.09
Total Earning Assets  79,153,414   6,430,460   8.12% 76,475,848  6,091,671 7.97%
Allowance for Loan
   Losses               (915,634)                      (795,754)
Nonearning Assets      7,601,829                      5,775,238
   Total Assets      $85,839,609                    $81,455,332
LIABILITIES AND
STOCKHOLDERS' EQUITY

FHLB Borrowings      $   403,562  $   24,130   5.98% $   13,151 $      681 5.18%
Savings/NOW Accounts  21,405,603     576,919   2.70  19,143,843    539,028 2.82
Insured Money Market
  Accounts             3,617,054      71,809   1.99   4,411,314     86,917 1.97
Certificates
  of Deposit          32,173,293   1,608,981   5.00  32,627,785  1,698,320 5.21
   Total Interest Bearing
      Liabilities     57,599,512   2,281,839   3.96% 56,196,093  2,324,946 4.14%

Demand Deposits       18,907,066                     16,355,885
Other Liabilities        518,986                        657,854
Stockholders' Equity   8,814,045                      8,245,500

   Total Liabilities
     and Stockholders'
     Equity          $85,839,609                    $81,455,332
     Net Interest Income           $4,148,621                   $3,766,725
Net Interest Income - Spread                    4.16%                      3.83%
Net Interest Income as a percent
     of Total Earning Assets                    5.24%                      4.93%





                                    26

                  Zachary Bancshares, Inc. and Subsidiary
                        INTEREST DIFFERENTIAL
                 for the year ended December 31, 1999

                                         1999 OVER 1998
                                      CHANGE              TOTAL
                                  ATTRIBUTABLE TO        INCREASE
                                VOLUME       RATE       (DECREASE)
Interest Earning Assets:
Reserve Funds Sold            $ (22,247)   $(19,770)    $  (42,017)
Securities                     (301,086)    (18,875)      (319,961)
Loans                           728,291     (27,524)       700,767
Total Interest Income           404,958     (66,169)       338,789

Interest Bearing Liabilities:
Bank Borrowings                  20,222       3,227         23,449
Savings and NOW Accounts         63,679     (25,788)        37,891
Insured Money Market Accounts   (15,739)        631        (15,108)
Certificates of Deposit         (22,727)    (66,612)       (89,339)
Total Interest Expense           45,435     (88,542)       (43,107)
Increase in Interest
  Differential                $ 359,523   $  22,373      $ 381,896


                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

        for the quarter periods in the year ended December 31, 1999

                                              1999
                              4TH          3RD          2ND           1ST
                            QUARTER      QUARTER      QUARTER       QUARTER
Interest Income           $1,687,663   $1,641,445   $1,586,804    $1,514,548
Interest Expense             598,788      575,687      563,093       544,271
Net Interest Income        1,088,875    1,065,758    1,023,711       970,277

Provision for
 Loan Losses                  45,370       45,370       44,876        44,384
 Net Interest Income
  after Provision
  for Loan Losses          1,043,505    1,020,388      978,835       925,893
Other Income                  72,028      560,707      165,536       156,197
Other Expenses               795,175      764,591      727,295       768,401
  Income before
    Income Taxes             320,358      816,504      417,076       313,689

Applicable Income Tax
  Expense                    126,866      277,657      142,524       104,992
Net Income               $   193,492    $ 538,847   $  274,552    $  208,697
Per Share:
   Net Income            $      1.00    $    2.78   $     1.42    $     1.08
   Cash Dividends        $      1.10    $    -      $     1.00    $     -




                                    27

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME

    for the quarter periods in the year ended December 31, 1998

                                                1998
                              4TH         3RD         2ND         1ST
                            QUARTER     QUARTER     QUARTER     QUARTER

 Interest Income          $1,600,194  $1,534,864  $1,511,388  $1,445,225
 Interest Expense            576,072     592,926     591,611     564,337

Net Interest Income        1,024,122     941,938     919,777     880,888

Provision for
  Loan Losses                 63,079      52,134      51,567      23,785

Net Interest Income
  after Provision
  for Loan Losses            961,043     889,804     868,210     857,103
Other Income                 169,168     175,634     161,966     158,296
Other Expenses               665,135     694,491     651,506     645,990

   Income before
     Income Taxes            465,076     370,947     378,670     369,409

Applicable Income Tax
  Expense                    159,547     131,760     122,910     122,225

Net Income                $  305,529   $ 239,187  $  255,760  $  247,184

Per Share:
   Net Income             $     1.57   $    1.24  $     1.32  $     1.28

   Cash Dividends         $     1.00   $    -     $      .90  $     -







                                    28

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The Company evaluates its financial strength through continual review of management, asset quality, capital, earnings and li
quidity.The Company continuously addresses each area on an individual and corporate basis. The following Management's Discussion and Analysis relates to the Company's financial position for the years 1999 and 1998. This information is a part of and should be read in conjunction with the financial statements and related notes. The Company is unaware of any trends, uncertainties or events which would or could have a material impact on future operating results, liquidity or capital.

CAPITAL

     The Company's capital continues to exceed regulatory requirements and peer group averages. Regulatory Risk Based Capi tal requirements for 1999 and 1998 was 8.0%. Regulatory Leverage Ratio requirements was 4% for the same time period. The Company's Tier 1 Leveraged Capital to Average Assets Ratio (below)includes the effect of the unrealized gain or loss on securities discussed in Note C. The Company's ratios as of December 31 are as follow:

                                                   1999       1998

     Total Capital to Risk Weighted Assets        17.82%     18.12%
     Tier 1 Capital to  Risk Weighted Assets      16.57%     16.87%
     Tier 1 Leveraged Capital to Average Assets   10.79%     10.42%

    Earnings will continue to be the Company's main source of capital growth. Management is committed to capital growth through earnings retention. An earnings retention ratio is the percentage of current earnings retained within the capital structure. The Company's earnings retention ratios at December 31 are as follows:

                                       Shareholder       Retention
                     Net Income         Dividends          Ratio

     1999             $1,215,588        $406,701            67%
     1998             $1,047,660        $367,967            65%

   The Company distributed to shareholders, cash dividends of $2.10 and $1.90 per share in 1999 and 1998, respectively.

LIQUIDITY

    Liquidity management is the process of ensuring that the Bank's assets and liabilities are appropriately structured. The Company's short-term and long-term liquidity is provided by two sources: core deposits and an adequate level of assets readily convertible to cash. Management continually monitors the balance sheet to ensure its ability to meet current and future depositor require ments and loan funding commitments. The Company does not antici pate difficulties in meeting funding obligations.



                                 29
RESULTS OF OPERATIONS

Overview

    Zachary  Bancshares,  Inc.'s (ZBI)  net  income  for  1999  was
$1,215,588  compared  to $1,047,660 for 1998  or  a  16%  increase.
ZBI's income stream is from core banking products and services. ZBI continues to benefit from strong regional and local economies and expects continued growth. The following table indicates ZBI's equity position and balance sheet trends. The effect of the unrealized gain or loss on securities discussed in Note C is included in the Stockholders' Equity data.
                                     Growth Trends
                                (year to year in $ and %)

                             1999 to 1998          1998 to 1997

Stockholders' Equity     $  510,688 or 5.7%    $  688,026 or 8.4%
Average Assets           $4,384,277 or 5.4%    $6,159,332 or 8.2%

Earnings Analysis

    The  Company's 1999 Net Interest Income increased  10.1%.   Net
Interest Income in 1999 was $4,148,621 compared to $3,766,725 for 1998.

    Average earning assets were $79,153,414 in 1999 compared to $76,475,848 in 1998. The following table depicts the Company's average earning assets components in thousands of dollars and the respective percentage relationship.

                                       1999              1998

  Reserve & FHLB Funds            $ 5,053    6%     $ 5,474      7%
  Securities                       17,111   22%      22,014     29%
  Loans                            56,989   72%      48,988     64%

     Average Earning Assets       $79,153  100%     $76,476    100%

    The previous table indicates growth in average earning assets. Management actively pursued increases in the Company's loan portfolio in 1999 and 1998. The majority of the Company's loans are secured by local, single family dwellings, with a fixed rate and 5 year balloon repricing terms.

   Average interest bearing liabilities were $57,599,512 in 1999 compared to $56,196,093 in 1998. The following table depicts the Company's average interest bearing liability components and the respective percentage relationship, dollars in thousands.

                                       1999             1998
  Borrowed Funds               $   404      1%      $    13     0%
  Savings & NOW                 21,406     37%       19,144    34%
  Money Market                   3,617      6%        4,411     8%
  Certificates                  32,173     56%       32,628    58%
     Average Interest Bearing
       Liabilities             $57,600    100%      $56,196   100%


                                  30
    Marketing emphasis has been on checking products that fit the people's needs in the local community while emphasizing the Company's community bank orientation. Free checking for depositors 50 years or older and student checking accounts are two examples of how the Company has adjusted its product mix to increase the checking customer base. The Company plans to offer an internet banking product and a new tiered rate checking account in 2000 while still maintaining its community flexibility and local control.

    The Company's net interest spread and margin are shown below. Net interest spread is the difference between the yield on earning assets and the cost of funding. Net interest margin is net interest income as a percent of average earning assets.

                                   1999               1998

   Net Interest Spread             4.16%              3.83%
   Net Interest Margin             5.24%              4.93%

    The Company's interest rate sensitivity is measured quarterly and considered by the board and management. Interest rate sensitivity results from the timing differences at which assets and liabilities may be repriced as market rates change. The Company utilizes various measurement techniques to analyze and predict interest rate sensitivity. The Company's cumulative GAP (Interest Rate Sensitive Assets\Interest Rate Sensitive Liabilities) on December 31, 1999 was -20.31 at the one year time horizon and -12.5% at the 24 month time horizon. The 12 month GAP indicates $15,857,000 more liabilities will reprice than assets. The 24 month horizon will reprice $9,726,000 more liabilities than assets.

   The Company uses computer simulation to predict the net interest margin change at various interest rate shifts. The fourth quarter 1999 simulation indicates the Company's net interest margin will change by less than 7.00% if interest rates move up or down 3% at the 12 month horizon.

    The Company sold Collateralized Mortgage Obligations in 1999 resulting in a loss of $104,783. There were no sales of securities in 1998. These securities were sold in 1999 to reposition the investment portfolio to earn more in the future.

Bank Premises and Equipment

    Bank Premises and Equipment increased $1,088,951 to $4,156,820 at December 31, 1999 from $3,067,869 at December 31, 1998. The Company completed a contract totaling $2,920,806 for the construction of a new main office facility located in Zachary, Louisiana. Construction of the facility began in March, 1998 and was completed during the second quarter of 1999.






                                 31
Allowance and Provision for Loan Losses

   The Allowance for Loan Losses is the amount Management deems nec essary to reduce loans to their estimated collectible amounts and to provide for future losses in certain loans which are currently unidentified.

    The provision for loan losses is the amount charged to current earnings which are contributed to the allowance, hereby maintaining the allowance's integrity. The following table reflects year end Allowance and Provision totals:

                                  1999             1998

   Allowance for Losses         $965,384         $858,856
   Provision for Losses         $180,000         $190,565

    Management utilizes diversification by loan type, borrower, purpose and industry in combination with individual credit standards to balance the Company's credit risks. Loans are reviewed to facilitate identification and monitoring of potentially deteriorating credits. Management considers the current allowance adequate to absorb potential losses.

Non-Performing Assets

    Non-performing assets include non-accrual loans, restructured loans and foreclosed assets. Loans are placed on non-accrual when a borrower's financial position has weakened or the ability to comply with contractual agreements becomes reasonably doubtful. Restructured loans have had original contractual agreements renegotiated because of the borrower's apparent inability to fulfill the contract. Other Real Estate, by State Law, is carried at the lower of cost or current market value for any asset ap praised in excess of $40,000.

    The following table represents non-performing and renegotiated assets at year end:
                                        1999             1998

   Non-Accrual Loans                  $223,147         $126,829
   Restructured Loans                    -                -
   Other Real Estate                        44          191,592

     Total                            $223,191         $318,421

    The Company maintains an internal watch list for management purposes for loans (both performing and non-performing) that have been identified as requiring special monitoring. The watch list consists of accruing, non-accruing and restructured loans. These loans have characteristics resulting in management's concern of the borrower's current ability to meet the loan contract. Watch list totals at December 31 are:

                                         1999             1998

                                      $1,597,000       $1,474,000

    In 1999, the Company realized a $49,158 gain on the sale of other real estate, similar 1998 sales resulted in a $299 gain. Charge offs of Other Real Estate totaled $92,613 in 1999 and were $-0- in 1998.

                                 32
Other Income

    Total other income increased 44% to $954,468 at December 31, 1999 from $665,064 at December 31, 1998. This increase included the gain on sale of premises of $381,137 as the Company sold its old headquarters to the City of Zachary after completing construction of a new facility. Other Income totals also include service charges on deposit accounts which were $524,072 for 1999 and $497,413 in 1998. Other Operating Income includes fee income from investment sales which the Company received under the terms of a contract with a third party which offers discount brokerage service at the Company's facility.

Other Expense

    Salaries and employee benefits increased 10.6% to $1,643,378 compared to $1,485,386 in 1998. Occupancy expense increased 35.1% to $250,463 from $185,397 in 1998. Other operating expenses increased 14.6% as a half year of depreciation and other expenses related to the Company's new main office facility are reflected in the 1999 figures. Year 2000 (Y2K) expenses accounted for $36,154 of the increase in other operating expense.

Income Tax

   The Company's income was fully taxable in both 1999 and 1998 and expects to remain so in 2000.

The Year 2000

    The Bank formed a Year 2000 committee to identify and provide for potential costs and uncertainties related to the Year 2000 date change. "Mission-critical" systems as well as business-resumption contingency plans were implemented and tested. The Year 2000 threshold was crossed with no problems encountered to date that effected significantly the Company's liquidity, capital resources, or results of operation. The Bank will remain vigilant for the remainder of the year 2000 for any undiscovered date change problems. Costs expensed in 1999 related to the Year 2000 issue were not material.

   The discussion entitled "Year 2000" includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Relief Act of 1995 (PSLRA). This statement is included for the purpose of availing the Company of the protections of the safe harbor provisions of the PSLRA. Management's ability to predict the total effects of Year 2000 issued is inherently uncertain and subject to factors that may cause actual results to materially differ from those anticipated. Factors that could affect actual results include: the possibility that contingency plans and remediation efforts will not operate as intended, the Bank's failure to completely identify all software and hardware applications that require remediation, unexpected costs, and general uncertainty associated with the impact of Year 2000 issues on the banking industry, the Bank's customers, vendors, and others with whom it conducts business. Readers are cautioned not to place undue reliance on these forward-looking statements.

                                 33
ZACHARY BANCSHARES, INC. ZACHARY BANCSHARES, INC.        BANK LOCATIONS
OFFICERS                    AND BANK OF ZACHARY
                               DIRECTORS                 MAIN OFFICE
Harry S. Morris, Jr.                                     4743 Main Street
President & C.E.O.       Russell Bankston                Zachary, LA
                         Chairman of the Board
Winston E. Canning                                       PLAZA BRANCH
Secretary                Rodney S. Johnson               2110 HWY 64
                         Vice Chairman                   Zachary, LA
J. Larry Bellard
Treasurer                Hardee M. Brian                 CENTRAL BRANCH
                         Winston E. Canning              13444 Hooper Road
BANK OF ZACHARY          Howard L. Martin, M.D.          Baton Rouge, LA
OFFICERS                 Albert C. Mills, III, PhD.
                         Harry S. Morris, Jr.
Harry S. Morris, Jr.
President & C.E.O.       Directors Emeritus
                         A. C. Mills, Jr.
Winston E. Canning       Leonard F. Aguillard            INFORMATION
Executive Vice President
                                                         Request for additional
J. Larry Bellard         STOCK INFORMATION               information or copies
Vice President & Cashier                                 of Form 10KSB filed
                         The Company's stock is          with the Securities
Gerard R. "Bubba" Beatty not on any security             and Exchange Commission
Vice President           exchange.  Therefore,           in Washington, D. C.
                         does not have exchange          should be directed to:
Warren Couvillion        data that provides high
Vice President           and low stock prices.           Chief Financial Officer
                                                         Zachary Bancshares, Inc
Preston L. Kennedy       Cash dividends paid were        Post Office Box 497
Vice President           $2.10 per share in 1999         Zachary, LA 70791-0497
                         and $1.90 in 1998.
Judy W. Andrews                                          TRANSFER AGENT
Assistant Vice President                                 & REGISTRAR
                         INDEPENDENT ACCOUNTANTS
Ethel M. Womack                                          Bank of Zachary
Assistant Vice President Hannis T. Bourgeois, LLP        Post Office Box 497
                         Certified Public Accountants    Zachary, LA 70791-0497
Laura Steen              2322 Tremont Dr., Suite 200
Operations Officer       Baton Rouge, LA 70809

Melinda White
Note Supervisor
& Compliance Officer

Sandra Worthy
Operations Officer

Cindy Chaisson
Administrative Assistant

Fonda Funderburk
Administrative Assistant

                                       34